Exhibit 10.3

INCOME TAX RECEIVABLE AGREEMENT

Dated as of July 20, 2016

Table of Contents

Page

ARTICLE I

DEFINITIONS

Section 1.01 Definitions	1

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Pre-IPO Tax Assets	7
Section 2.02 Tax Benefit Schedule	7
Section 2.03 Procedures; Amendments	7

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments	8
Section 3.02 No Duplicative Payments	9

ARTICLE IV

TERMINATION

Section 4.01 Termination, Early Termination and Breach of Agreement	9
Section 4.02 Early Termination Notice	10
Section 4.03 Payment upon Early Termination	11

ARTICLE V

LATE PAYMENTS AND COMPLIANCE WITH INDEBTEDNESS

Section 5.01 Late Payments by the Corporation	12
Section 5.02 Compliance with Indebtedness	12
Section 5.03 Conflicting Agreements.	12

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01 The Existing Stockholders Representative’s Participation in the Corporation’s Tax Matters	13

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This INCOME TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of July 20, 2016, is hereby entered into by and between AdvancePierre Foods Holdings, Inc., a Delaware corporation (the “Corporation”), and OCM FIE, LLC, a Delaware limited liability company (the “Existing Stockholders Representative”).

RECITALS

WHEREAS, the Existing Stockholders (as defined below), in the aggregate, hold 100% of the capital stock of the Corporation, directly or indirectly;

WHEREAS, pursuant to the IPO, the Corporation will become a public company;

WHEREAS, after the IPO, the Corporation and its Subsidiaries (as defined below) (collectively, the “Taxable Entities” and each a “Taxable Entity”) will have, for applicable Tax purposes, net operating losses (“NOLS”), alternative minimum tax credit carryforwards (including alternative minimum tax credits that arise after the IPO as a result of limitations on the use of NOLs under the alternative minimum tax) and tax basis (including depreciation and amortization deductions in respect thereof) (collectively, “Tax Assets”) that relate to periods (or portions thereof) prior to the IPO (the “Pre-IPO Tax Assets”);

WHEREAS, the Pre-IPO Tax Assets and ITR Tax Benefits (as defined below) may reduce the reported liability for Taxes (as defined below) that the Taxable Entities might otherwise be required to pay; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO Tax Assets and ITR Tax Benefits on the reported liability for Taxes of the Taxable Entities.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             Definitions.  As used in this Agreement, the terms set forth in this ARTICLE I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquired Tax Assets” means any Tax Asset of any corporation or other entity acquired by the Corporation or any of its Subsidiaries by purchase, merger, or otherwise (in each case, from a Person or Persons other than the Corporation and its Subsidiaries and, in each case, whether or not such corporation or other entity survives) after the IPO that relate to periods (or portions thereof) ending on or prior to the date of such acquisition.

“Advisory Firm” means (i) PricewaterhouseCoopers LLP or (ii) any other law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by the Corporation and the Existing Stockholders Representative.

“Advisory Firm Letter” means a letter from the Advisory Firm stating, as applicable, that the relevant Schedule, notice, or other information to be provided by the Corporation to the Existing Stockholders Representative and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date to which such Schedule, notice or other information relates.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 200 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Percentage” means, with respect to any Existing Stockholder, the percentage set forth opposite such Existing Stockholder’s name on Schedule A, as amended from time to time to reflect any Permitted Assignment.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means:

(i)                                     a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equity securities of the Corporation resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) is held by the existing equityholders of the Corporation (determined immediately prior to such transaction and related transactions); or

(ii)                                  a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii)                               a transaction in which there is an acquisition of control of the Corporation by a Person or group of Persons (other than Existing Stockholders and their Affiliates).  For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (A) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute “control” for the purpose of this definition); or

(iv)                              the liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Taxation Group” means any consolidated, combined or unitary group or any profit and/or loss sharing, affiliated group relief, group payment or similar group or fiscal unity for Tax purposes (by election or otherwise).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble of this Agreement.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall (a) have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or (b) mean any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Divestiture” means the sale or other divestiture of any Taxable Entity, other than any such sale that is or is part of a Change of Control.

“Divestiture Acceleration Payment” is defined in Section 4.03(c) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment, or, in the event of a Divestiture, the effective date of such Divestiture.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Existing Stockholders” means the stockholders of the Corporation immediately prior to the IPO as listed on Schedule A (including the Existing Stockholders Representative in its capacity as an Existing Stockholder) together with any Permitted Assignees.

“Existing Stockholders Representative” is defined in the preamble of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“IPO” means the initial public offering of common stock of the Corporation pursuant to the registration statement on Form S-1 (File No. 333-210674) of the Corporation.

“ITR Payment” means any Tax Benefit Payment, Divestiture Acceleration Payment or Early Termination Payment required to be made by the Corporation to the Existing Stockholders under this Agreement.

“ITR Tax Benefit” means (i) any interest required to be imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to the Corporation’s payment obligations under this Agreement and (ii) any other deduction available to the Corporation attributable to the Corporation’s payment obligations under this Agreement.

“LIBOR” means, during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“Material Objection Notice” is defined in Section 2.03(a) of this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“NOLs” is defined in the recitals of this Agreement.

“Non-Tax Asset Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of any Taxable Entity determined using the same methods, elections, conventions and similar practices used on the relevant Taxable Entity Return, but (i) without taking into account the Pre-IPO Tax Assets, if any, and (ii) excluding any deduction attributable to the ITR Tax Benefits.  If all or any portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of such Taxable Year, such liability shall not be included in determining the Non-Tax Asset Tax Liability unless and until there has been a Determination with respect to such liability.

“Other Tax Assets” means any Post-IPO Tax Assets and any Acquired Tax Assets.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Assignee” means any Person who receives rights under this Agreement pursuant to a Permitted Assignment.

“Permitted Assignment” is defined in Section 7.06(b) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-IPO Tax Assets” means any Tax Asset arising in a Taxable Year or portion thereof beginning after the date of the IPO.

“Pre-IPO Tax Assets” is defined in the recitals of this Agreement; provided, however, that in order to determine whether a Tax Asset is a Pre-IPO Tax Asset, the Taxable Year of the relevant Taxable Entity that includes the effective date of the IPO shall be deemed to end as of the close of such effective date.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Tax Asset Tax Liability over the actual liability for Taxes of the Taxable Entities for such Taxable Year.  If all or a portion of the actual Tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such liability.

“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means, as applicable, any Tax Benefit Schedule and the Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power (or other similar interests) or the sole general partner interest or managing member or similar interest of such Person.

“Tax Asset” is defined in the recitals of this Agreement.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Entity” is defined in the recitals of this Agreement.

“Taxable Entity Return” means the federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of a Taxable Entity filed with respect to Taxes of any Taxable Year.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the date hereof.

“Tax” and “Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits, and any interest related to such taxes.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Transferred Tax Assets” means, in the event of a Divestiture, the Pre-IPO Tax Assets attributable to the Taxable Entity that are sold in such Divestiture to the extent such Pre-IPO Tax Assets are transferred with such Taxable Entity under applicable Tax law following the Divestiture (disregarding any limitation on the use of such Pre-IPO Tax Assets as a result of the Divestiture) and do not remain under applicable Tax law with the Corporation or any of its Subsidiaries (other than the Taxable Entity that is sold in such Divestiture).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in the federal Taxable Years and each other Taxable Year ending on or after such Early Termination Date, the Taxable Entities will generate an amount of taxable income sufficient to fully use the Pre-IPO Tax Assets, (ii) the utilization of the Pre-IPO Tax Assets for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date, and (iii) the federal income Tax rates and state, local and foreign income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other laws as in effect on the Early Termination Date (or, with respect to any Taxable Year for which such federal income Tax rates or state, local and foreign income Tax rates are not specified by the Code and other law as in effect on the Early Termination Date, such federal income Tax rates or state, local and foreign income Tax rates that are in effect on the Early Termination Date).  For the avoidance of doubt, in the event of a Change of Control or Divestiture, such assumptions shall not take into account any (i) Tax attributes (including Tax assets) of any entity other than the relevant Taxable Entity involved in the Change of Control or Divestiture or (ii) changes in the relevant Taxable Entities’ stand-alone Tax position that might result from the transaction giving rise to the Change of Control or Divestiture, including but not limited to changes pursuant to Section 382 of the Code any analogous provisions of federal, state, local or foreign Tax law.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01                             Pre-IPO Tax Assets.  The Corporation, on the one hand, and the Existing Stockholders, on the other hand, acknowledge that the Taxable Entities may utilize the Pre-IPO Tax Assets to reduce the amount of Taxes that the Taxable Entities would otherwise be required to pay in the future.

Section 2.02                             Tax Benefit Schedule.  Within forty-five (45) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit (or as soon as practicable thereafter), the Corporation shall provide to the Existing Stockholders Representative a schedule showing, for the Corporation and for each other Taxable Entity, in reasonable detail, (i) the calculation of the Realized Tax Benefit for such Taxable Year, and (ii) the calculation of any payment to be made to the Existing Stockholders pursuant to ARTICLE III with respect to such Taxable Year (collectively, a “Tax Benefit Schedule”).  Concurrently, the Corporation shall also deliver to the Existing Stockholders Representative all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment.  The Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

Section 2.03                             Procedures; Amendments.

(a)                                 Procedure.  Each time the Corporation delivers to the Existing Stockholders Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Existing Stockholders Representative the schedules, valuation reports, if any, and work papers necessary to provide reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter related to such Schedule (the cost and expense of which shall be paid by the Corporation) and (y) allow the Existing Stockholders Representative reasonable access at no cost to the appropriate representatives at each of the Corporation and the Advisory Firm in connection with a review of such Schedule.  The applicable Schedule shall become final and binding on all parties unless the Existing Stockholders Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (a “Material Objection Notice”) made in good faith or such earlier date as the Stockholders Representative provides written notice to the Corporation that it has no material objection to such Schedule.  If the parties, for any reason, are unable to successfully resolve the issues raised in any Material Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Material Objection Notice, the Corporation and the Existing Stockholders Representative shall employ the Reconciliation Procedures.

(b)                                 Amended Schedule.  The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the

Existing Stockholders Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, or (v) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, in each case with respect to any Taxable Entity (such Schedule, an “Amended Schedule”); provided, however, that an amendment under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be made on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to the Existing Stockholders Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.03(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01                             Payments.

(a)                                 Timing of Payments.  Except as provided in Section 5.02, within five (5) Business Days of a Tax Benefit Schedule delivered to the Existing Stockholders Representative becoming final in accordance with Section 2.03(a), the Corporation (on its own behalf and on behalf of any other Taxable Entity) shall pay to each Existing Stockholder for such Taxable Year its share (based on such Existing Stockholder’s Applicable Percentage) of the Tax Benefit Payment determined pursuant to Section 3.01(b).  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the applicable Existing Stockholder previously designated by the Existing Stockholder to the Corporation, or as otherwise agreed by the Corporation and the Existing Stockholder.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, estimated federal income Tax payments.

(b)                                 A “Tax Benefit Payment” means an amount, not less than zero, equal to eighty-five percent (85%) of the sum of the Net Tax Benefit (as defined below) and the Interest Amount (as defined below).  The “Net Tax Benefit” shall equal: (i) the Taxable Entities’ Realized Tax Benefit, if any, for a Taxable Year plus (ii) the amount of the excess (if any) of the Realized Tax Benefit reflected on an Amended Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (iii) the excess (if any) of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Amended Schedule for such previous Taxable Year; provided, however, that, to the extent of the amounts described in clauses (ii) and (iii) of this definition were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, for the avoidance of doubt, that the Existing Stockholders shall not be required to return any portion of any previously made Tax Benefit Payment.  The “Interest Amount” shall equal the interest on any Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Taxable

Entity Return with respect to Taxes for the Taxable Year for which the Net Tax Benefit is being measured until the Payment Date.

Section 3.02                             No Duplicative Payments.  It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement, and this Agreement shall be construed and interpreted in accordance with such intention. Carryovers or carrybacks of any NOL or other Tax item shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type; provided, however, that Pre-IPO Tax Assets treated as resulting in a Realized Tax Benefit for one Taxable Year shall not be treated as resulting in a Realized Tax Benefit for any other Taxable Year, and, for purposes of determining the Realized Tax Benefit for any Taxable Year, each Taxable Entity shall be assumed (a) to utilize any item of loss, deduction or credit arising in such Taxable Year (and permitted to be utilized in such Taxable Year) before carrying back or carrying forward to such Taxable Year any NOL or other Tax item that is permitted to be so carried back or carried forward, (b) to utilize any available Pre-IPO Tax Asset that is permitted (or, for the absence of doubt, that would be so permitted but for such Other Tax Asset) to be carried back or carried forward to such Taxable Year before utilizing any Other Tax Asset, and (c) to utilize any Pre-IPO Tax Asset in the first Taxable Year in which such Pre-IPO Tax Asset is permitted to be utilized If a carryover or carryback of any Tax item includes a portion that is attributable to the Pre-IPO Tax Assets and another portion that is not, the Corporation shall be assumed to utilize the portion attributable to the Pre-IPO Tax Assets before utilizing such other portion. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

ARTICLE IV

TERMINATION

Section 4.01                             Termination, Early Termination and Breach of Agreement.

(a)                                 This Agreement shall terminate at the time that all Tax Benefit Payments have been made to the Existing Stockholders under this Agreement.

(b)                                 Notwithstanding Section 4.01(a), the Corporation may terminate this Agreement by paying to the Existing Stockholders the Early Termination Payment.  Upon payment of the Early Termination Payment by the Corporation, neither the Corporation nor any Existing Stockholder shall have any further payment obligations under this Agreement, other than any (i) Tax Benefit Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(c)                                  In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this

Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated pursuant to this ARTICLE IV as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such breach, (2) any Tax Benefit Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of a breach.  Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Existing Stockholders shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof.  The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due; provided, that, in the event that payment is not made within three (3) months of the date such payment is due, the Existing Stockholders (through the Existing Stockholders Representative) shall be required to give written notice to the Corporation that the Corporation has breached its material obligations, and so long as such payment is made within five (5) Business Days of the delivery of such notice to the Corporation, the Corporation shall no longer be deemed to be in breach of its material obligations under this Agreement.

(d)                                 Change of Control.  In the event of a Change of Control, all obligations hereunder shall be accelerated, and such obligations shall be calculated pursuant to this ARTICLE IV as if an Early Termination Notice had been delivered on the date of the Change of Control and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of the Change of Control, (2) any Tax Benefit Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control.  No later than sixty (60) calendar days prior to such Change of Control (or promptly upon knowledge of such Change of Control), the Corporation shall deliver to the Existing Stockholders Representative an Early Termination Schedule (which, for the avoidance of doubt, shall be deemed to have been delivered on the date of the Change of Control) and the Existing Stockholders Representative shall have thirty (30) calendar days after actually receiving the Early Termination Schedule to provide the Corporation with a Material Objection Notice in accordance with the procedures set forth in Section 4.02 below.  In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the phrase “closing date of a Change of Control” for the phrase “Early Termination Date.”

(e)                                  Divestiture Acceleration Payment. In the event of a Divestiture, the Corporation shall pay to the Existing Stockholders the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

Section 4.02                             Early Termination Notice.  If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to the Existing Stockholders Representative notice of such intention to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Early Termination Payment.  In the event of a Divestiture, the Corporation shall deliver to the Existing Stockholders Representative no later than sixty (60) calendar days prior to such Divestiture (or promptly upon knowledge of such Divestiture) an Early Termination Schedule showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Divestiture Acceleration Payment.  The Early Termination Schedule shall become final and binding on all parties unless the Existing Stockholders Representative, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with a Material Objection Notice.  If the parties, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Existing Stockholders Representative shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03                             Payment upon Early Termination.  (a) Within three (3) Business Days after agreement is reached between the Existing Stockholders Representative and the Corporation concerning the Early Termination Schedule, the Corporation shall pay to each Existing Stockholder its share (based on such Existing Stockholder’s Applicable Percentage) of an amount equal to the Early Termination Payment or Divestiture Acceleration Payment and any other payment required to be made pursuant to Sections 4.01(b), (c) and (d).  Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Existing Stockholders, or as otherwise agreed by the Corporation and the Existing Stockholder.

(b)                                 The “Early Termination Payment” means, as of the Early Termination Date, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Existing Stockholders beginning from the Early Termination Date (other than a payment which is not required to be paid solely by reason of the application of Section 5.02), assuming the Valuation Assumptions are applied, provided that in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of the Pre-IPO Tax Assets resulting from the Change of Control.  For purposes of calculating, pursuant to this Section 4.03(b), the present value of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Early Termination Notice, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the relevant Taxable Entity Return with respect to Taxes for each Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures as described in Section 7.09 of this Agreement.

(c)                                  The “Divestiture Acceleration Payment” as of the date of any Divestiture shall equal with respect to the Existing Stockholders the present value, discounted at the Early Termination Rate as of such date, of the Tax Benefit Payments resulting solely from the Transferred Tax Assets that would be required to be paid by the Corporation to the Existing Stockholders beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred Tax Assets resulting from the Divesture. For purposes of calculating the present value pursuant to this Section 4.03(c) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Divestiture, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the relevant Taxable Entity Return with respect to Taxes for each Taxable Year. The computation of the Divestiture Acceleration Payment is subject to the Reconciliation Procedures as described in Section 7.09 of this Agreement.

ARTICLE V

LATE PAYMENTS AND COMPLIANCE WITH INDEBTEDNESS

Section 5.01                             Late Payments by the Corporation.  The amount of all or any portion of any ITR Payment not made to the Existing Stockholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

Section 5.02                             Compliance with Indebtedness.  Notwithstanding anything to the contrary provided herein, if at the time any amounts become due and payable hereunder the Corporation is not permitted, pursuant to the terms of the Corporation’s or its direct or indirect Subsidiaries’ debt documentation, to pay such amounts, or the Corporation’s direct or indirect Subsidiaries are not permitted, pursuant to the terms of the Corporation’s or its direct or indirect Subsidiaries’ debt documentation, to make payments to the Corporation to allow the Corporation to pay such amounts, then the Corporation shall by notice to the Existing Stockholders Representative be permitted to defer the payment of such amounts until each condition rendering the payment of such amounts impermissible as described in this Section 5.02 is no longer applicable.   At the time such condition is no longer applicable and no other such condition exist, such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately.  If the Corporation defers the payment of any such amounts pursuant to the first sentence in this Section 5.02, such amounts shall accrue interest at the Agreed Rate per annum from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid.  For the avoidance of doubt, any payment not made due to the preceding sentence shall not be deemed a breach under Section 4.01(c) of this Agreement unless and until such payment remains unpaid thirty (30) calendar days after the date on which such condition described in this Section 5.02 is no longer applicable.  The Corporation agrees to take commercially reasonable actions to cause its direct and indirect Subsidiaries to pay dividends (including, to the extent commercially reasonable, access any revolving credit facility or other source of liquidity to facilitate the payment of such dividends), to the extent consistent with the terms of their outstanding indebtedness and any applicable law, to the extent necessary to make payments hereunder.

Section 5.03                             Conflicting Agreements.  Without the consent of the Existing Stockholders Representative, the Corporation shall not, and shall cause its direct or indirect Subsidiaries to not, enter into any agreement or indenture or any amendment or other modification to any agreement or indenture (including, in each case, in connection with any refinancing) that would, directly or indirectly, materially restrict or otherwise encumber (or in the case of amendments or other modifications, further restrict or encumber) its ability to make payments under this Agreement in accordance with its terms, including any agreement that would, directly or indirectly, restrict or otherwise encumber (or in the case of amendments or other modifications, further restrict or encumber) the ability of the Corporation’s direct or indirect Subsidiaries to upstream cash (by dividend or loan) to the Corporation to fund amounts payable by the Corporation under this Agreement.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01                             The Existing Stockholders Representative’s Participation in the Corporation’s Tax Matters.  Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the each Taxable Entity, including, without limitation, the preparation, filing or amendment of any Tax Return and the defense, contest, or settlement of any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to affect any Existing Stockholder’s rights and obligations under this Agreement.  Notwithstanding the foregoing, the Corporation shall notify the Existing Stockholders Representative of, and keep the Existing Stockholders Representative reasonably informed with respect to, the portion of any audit of any Taxable Entity by a Taxing Authority the outcome of which is reasonably expected to affect any Existing Stockholder’s rights and obligations under this Agreement, and shall give the Existing Stockholders Representative reasonable opportunity to provide information and participate in the applicable portion of such audit. Notwithstanding anything herein to the contrary, without the consent of the Existing Stockholders Representative, which consent the Existing Stockholders Representative shall not unreasonably withhold, condition or delay, the Corporation shall not, and shall cause each other Taxable Entity not to, (i) change any accounting method, or amend or take any position inconsistent with a previously-filed Taxable Entity Return, in each case if such action could materially adversely affect the Pre-IPO Tax Assets, (ii) seek any guidance from, or initiate any communication with, the Internal Revenue Service or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Pre-IPO Tax Assets, or (iii) settle or otherwise resolve any audit or other challenge by a Taxing Authority of a material amount relating to Realized Tax Benefits that are the subject of this Agreement.

Section 6.02                             Consistency.  Except upon the written advice of the Advisory Firm, the Corporation and the Existing Stockholders Representative agree to report and cause to be reported for all purposes, including federal, state, local, and foreign Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, ITR Payments) in a manner consistent with that specified by the Corporation in any Schedule or statement required or permitted to be provided by or on behalf of the Corporation or any Taxable Entity under this Agreement and agreed by the Existing Stockholders Representative or under applicable Tax law.  Any dispute concerning such advice shall be subject to the Reconciliation Procedures; provided, however, that, only the Existing Stockholders Representative shall have the right to object to such advice pursuant this Section 6.02.

Section 6.03                             Cooperation.  Each of the Corporation and the Existing Stockholders (through the Existing Stockholders Representative) shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE VII

MISCELLANEOUS

Section 7.01                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery, if delivered personally, or by facsimile (upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day)) or (b) on the first Business Day following the date of dispatch, if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

AdvancePierre Foods Holdings, Inc.

9987 Carver Road

Blue Ash, Ohio 45242

Tel: 800-969-2747

Attention:  Michael B. Sims

with a copy (which shall not constitute notice) to :

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Tel: 213-687-5000

Attention:  Jeffrey H. Cohen and Jonathan Ko

If to the Existing Stockholders Representative, to:

OCM FIE, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Tel: 213-830-6300

Attention:  Ted Crockin

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02                             Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03                             Entire Agreement; Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns.  The parties to this Agreement agree that the Existing Stockholders are expressly made third party beneficiaries to this Agreement.  Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to, or shall, confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04                             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.05                             Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced as a result of any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

Section 7.06                             Successors; Assignment; Amendments; Waivers.  (a) The Existing Stockholders Representative, in its capacity as the Existing Stockholders Representative, may assign this Agreement to any Person without the prior written consent of the Corporation or the Existing Stockholders, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by all provisions of this Agreement, except as otherwise provided in such joinder.

(b)                                 Except as otherwise provided in this Agreement, no Existing Stockholder may assign its rights under this Agreement without the prior written consent of the Existing Stockholders Representative.  Any assignment of an Existing Stockholder’s rights meeting the requirements of this paragraph shall be referred to herein as a “Permitted Assignment,” and Schedule A hereto shall be amended to reflect such Permitted Assignment and the change in the Applicable Percentage of the assignor and assignee.

(c)                                  No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the Existing Stockholders (through the Existing Stockholders Representative).  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d)                                 All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives, including any Permitted Assignee pursuant to a Permitted Assignment.  The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07                             Headings, Titles, and Subtitles.  The headings, titles, and subtitles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08                             Resolution of Disputes.

(a)                                 Other than with respect to any disputes under Section 2.02, Section 4.02, or Section 6.02 (which are to be resolved pursuant to Section 7.09), any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce.  The place of arbitration shall be New York, New York.  The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce.  If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the International Chamber of Commerce.  The arbitrator shall be a lawyer.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof.  Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)                                 Notwithstanding the provisions of Section 7.08(a), either party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.08(b), each Existing Stockholder (through the Existing Stockholders Representative) (i) expressly consents to the application of Section 7.08(c) to any such action or proceeding, and (ii) irrevocably appoints the Corporation as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Existing Stockholders Representative of any such service of process, shall be deemed in every respect effective service of process upon such Existing Stockholder in any such action or proceeding.

(c)                                  (i)                                     THE CORPORATION AND EACH EXISTING STOCKHOLDER (THROUGH THE EXISTING STOCKHOLDERS REPRESENTATIVE) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK AND AGREES THAT ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF Section 7.08(b) SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF

NEW YORK (OR, IF THE SUPREME COURT OF THE STATE OF NEW YORK REFUSES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK).  The parties acknowledge that the forum designated by this Section 7.08(c) has a reasonable relation to this Agreement and to the parties’ relationship with one another.

(ii)                                  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.08(c)(i) and such parties agree not to plead or claim the same.

(iii)                               AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 7.09                             Reconciliation Procedures.  In the event that the Corporation and the Existing Stockholders Representative are unable to resolve a disagreement with respect to the matters governed by this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement (the “Expert”) mutually acceptable to both parties.  The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or any of the Existing Stockholders or any other actual or potential conflict of interest.  If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Institute for Conflict Prevention and Resolution. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the Reconciliation Dispute is not resolved before any payment that is the subject of the Reconciliation Dispute is due or any Tax Return reflecting the subject of the Reconciliation Dispute is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or the amendment of any Tax Return shall be borne by the Corporation, except as provided in the next sentence.  Each of the Corporation and the Existing Stockholders shall bear their own costs and expenses of such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute, within the meaning of this Section 7.09 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Existing Stockholders and may be entered and enforced in any court having jurisdiction.

Section 7.10                             Withholding.  The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax law, provided that with respect to the Existing Stockholders only, the Corporation (i) gives ten (10) days advance written notice of its intention to make such withholding to the Existing Stockholders Representative, (ii) identifies the legal basis requiring such withholding and (iii) gives the Existing Stockholders Representative an opportunity to establish that such withholding is not legally required. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Existing Stockholders. The Corporation shall provide evidence of such payments to the Existing Stockholders (through the Existing Stockholders Representative) to the extent that such evidence is available.

Section 7.11                             Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)                                 If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code, or any corresponding provisions of state, local or foreign law (other than if the Corporation becomes a member of such a group as a result of a Change of Control, in which case the provisions of ARTICLE IV shall control), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                                 If any Taxable Entity is or becomes a member of a Combined Taxation Group for purposes of state or foreign income Taxes (other than if a Taxable Entity becomes a member of such a group as a result of a Change of Control or Divestiture, in which cases the provisions of ARTICLE IV shall control), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the combined taxable income of the group as a whole.

(c)                                  If any Person the income of which is included in the income of any Taxable Entity’s Combined Taxation Group transfers one or more assets to a corporation or any Person treated as such for Tax purposes with which such Person does not file a consolidated Tax Return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Corporation’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer.  The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset, or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12                             Confidentiality.  (a)  Each Existing Stockholder (through the Existing Stockholders Representative) and each of its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of the Corporation or the Existing Stockholders.  This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of an Existing Stockholder in violation of this Agreement) or is generally known to the business community or (ii) the disclosure of information to the extent necessary for any Existing Stockholder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns.  Notwithstanding anything to the contrary herein, each Existing Stockholder (and each employee, representative or other agent of such Existing Stockholder) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of (x) the Corporation and (y) any of its transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to such Existing Stockholder relating to such Tax treatment and Tax structure.

(b)                                 If the Existing Stockholders Representative or any of its assignees commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and the accounts and funds managed by the Corporation, and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13                             Existing Stockholders Representative.

(a)                                 Appointment.  Without further action of any of the Corporation, the Existing Stockholders Representative or any Existing Stockholder, and as partial consideration of the benefits conferred by this Agreement, the Existing Stockholders Representative is hereby irrevocably constituted and appointed to act as the sole representative, agent and attorney-in-fact for the Existing Stockholders and their successors and assigns with respect to the taking by the Existing Stockholders Representative of any and all actions and the making of any decisions required or permitted to be taken by the Existing Stockholders Representative under this Agreement.  The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Existing Stockholders Representative.  No bond shall be required of the Existing Stockholders Representative, and the Existing Stockholders Representative shall receive no compensation for its services.

(b)                                 Expenses.  If at any time the Existing Stockholders Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporation from the Existing Stockholders Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Existing Stockholders Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporation shall reduce any future payments (if any) due to the Existing Stockholders hereunder pro rata (based on their respective Applicable Percentages) by the amount of such expenses which it shall instead remit directly to the Existing Stockholders Representative.  In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Existing Stockholders Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c)                                  Limitation on Liability.  The Existing Stockholders Representative shall not be liable to any Existing Stockholder for any act of the Existing Stockholders Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Existing Stockholder as a proximate result of the gross negligence, bad faith or willful misconduct of the Existing Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment).  The Existing Stockholders Representative shall not be liable for, and shall be indemnified by the Existing Stockholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Existing Stockholders Representative (and any cost or expense incurred by the Existing Stockholders Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Existing Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any Existing Stockholder be obligated to indemnify the Existing Stockholders Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Existing Stockholder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Existing Stockholder.  Each Existing Stockholder’s receipt of any and all benefits to which such Existing Stockholder is entitled under this Agreement, if any, is conditioned upon and subject to such Existing Stockholder’s acceptance of all obligations, including the obligations of this Section 7.13(c), applicable to such Existing Stockholder under this Agreement.

(d)                                 Actions of the Existing Stockholders Representative.  Any decision, act, consent or instruction of the Existing Stockholders Representative shall constitute a decision of all Existing Stockholders and shall be final, binding and conclusive upon each Existing Stockholder, and the Corporation may rely upon any decision, act, consent or instruction of the Existing Stockholders Representative as being the decision, act, consent or instruction of each Existing Stockholder.   The Corporation is hereby relieved from any liability to any person for any acts done by the Corporation in accordance with any such decision, act, consent or instruction of the Existing Stockholders Representative.

Section 7.14                             Drag-Along Rights.  Each Existing Stockholder hereby agrees that the Existing Stockholders Representative may, at any time and in its sole discretion, elect to enter into a transaction which is likely to result in the assignment, in whole or in part, of this Agreement to a Person (upon such election, an “Approved Assignment”), and each such Existing Stockholder will raise no objections against such Approved Assignment, regardless of the consideration (if any) being paid in such Approved Assignment, so long as such Approved Assignment does not materially and adversely impact such Existing Stockholders in a manner materially adverse to the other Existing Stockholders. Each Existing Stockholder will take all actions requested by the Existing Stockholders Representative in connection with the consummation of an Approved Assignment, including the execution of all agreements, documents and instruments in connection therewith requested by the Existing Stockholders Representative of such Existing Stockholder. Upon the consummation of the Approved Assignment, each Existing Stockholder will receive their Applicable Percentage of such consideration, if any, relating to such Approved Assignment. Existing Stockholders will bear their Applicable Percentage of the costs of any Approved Assignment to the extent such costs are incurred for the benefit of all Existing Stockholders.

Section 7.15                             Tag-Along Rights.  Unless the Existing Stockholders Representative elects to exercise its rights pursuant to Section 7.14, if the Existing Stockholders Representative (solely in its capacity as an Existing Stockholder) (in such capacity, the “Transferring Stockholder”) proposes to assign a portion of its rights under this Agreement to a third-party (such Person, a “Prospective Purchaser,” and such transaction, a “Tag-Along Sale”), then, prior to proceeding with such Tag-Along Sale, the Transferring Stockholder will deliver to the other Existing Stockholders (the “Other Existing Stockholders”) a written notice stating that the Transferring Stockholder proposes to assign a portion of its rights under this Agreement and the consideration to be paid by the Prospective Purchaser.  Each Other  Existing Stockholder may elect to assign a portion its rights under this Agreement on the same terms and conditions as the Transferring Stockholder.  Within ten (10) days after receipt of such written notice, if an Other Existing Stockholder elects to participate in such Tag-Along Sale, such Other Existing Stockholder will deliver written notice to the Transferring Stockholder stating the rights to be assigned by such Other Existing Stockholder.  If the Prospective Purchaser will not acquire all of the rights of the Transferring Stockholder and the electing Other Existing Stockholders, then the rights proposed to be assigned by the Transferring Stockholder and the electing Other Existing Stockholders will be ratably reduced to that which the Prospective Purchaser is willing to acquire.  Each electing Other Existing Stockholder will take all actions requested by the Transferring Stockholder in connection with the consummation of a Tag-Along Sale, including the execution of all agreements, documents and instruments in connection therewith requested by the Transferring Stockholder of such Other Existing Stockholder.  The Transferring Stockholder and the electing Other Existing Stockholders will bear their Applicable Percentage of the costs of a Tag-Along Sale.

[Signatures pages follow]

IN WITNESS WHEREOF, the Corporation and the Existing Stockholders Representative have duly executed this Agreement as of the date first written above.

AdvancePierre Foods Holdings, Inc.

By:	/s/ Michael B. Sims
Name: Michael B. Sims
Title: Chief Financial Officer, Executive Vice President, Treasurer and Secretary

OCM FIE, LLC
as Existing Stockholders Representative

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Authorized Signatory

By:	/s/ Jamie Toothman
Name: Jamie Toothman
Title: Authorized Signatory

Schedule A

Existing Stockholder	Applicable Percentage
OCM POF IV Delaware	76.8529%
OCM APFH Holdings, LLC	2.9623%
David L. McLaughlin Revocable Trust	0.6565%
Jean E. McLaughlin Revocable Trust	0.6565%
Gregory S. Allen Revocable Trust	1.2299%
1998 Greg S. Allen Family Trust	1.4605%
1998 Mark S. Allen Family Trust	1.0762%
Allen Family 2009 Trust	1.6143%
David McLaughlin Family 2009 Trust	2.0339%
Jean McLaughlin Family 2009 Trust	2.0339%
Allen-McLaughlin APF Holdings, LLC	1.1459%
Steve Beatty	0.2211%
Scott Benne	0.0365%
Steve Booker	0.2921%
Margaret Canella	0.1777%
Chris Chanski	0.0548%
George Chappelle	0.7120%
Celeste Clark	0.0292%
Jim Clough	0.7120%
April Darre	0.0913%
Tom Ferris	0.0365%

Bryan Freeman	0.0876%
Ed Frentress	0.0365%
Eddie Gonzalez	0.0365%
Dean Hollis	0.6625%
Mike Leiker	0.0548%
Serge LeHanaff	0.0256%
Marty Madsen	0.0913%
Rob Marlow	0.0365%
Mario Mendez	0.0365%
David Minx	0.1314%
Tim Nangle	0.0548%
Bernie Panchot	0.0730%
Gary Perlin	0.0292%
Michael Reilly	0.0219%
Catherine Reilly	0.0219%
Doug Santschi	0.0730%
Tony Schroder	0.5196%
John Simons, Jr.	2.9721%
Michael Sims	0.7668%
Bill Theis	0.0730%
David Tipton	0.1095%

2